Fellow Shareholders:

Realize. Invest. Partner. Return. These four words will guide our actions at Harris & Harris Group, Inc. over the next five years.

“Realize” refers to realizing value in our venture capital portfolio. As of June 30, 2013, we had approximately $100 million invested in these 26 portfolio companies. We expect to invest additional capital in these companies prior to realization of our investments.

As we discussed in our second quarter letter to shareholders, we believe the biggest driver of value growth from our portfolio results from owning a larger percentage of the companies in the existing portfolio than we have owned historically. Our investment-weighted average ownership has increased from approximately five percent for investments initially made between 2001 and 2004 to approximately 14 percent for investments initially made between 2009 and 2013. This increasing ownership, which we have noted in previous shareholder communications, gives us more control over these companies to potentially affect outcomes beneficial to Harris & Harris Group.

“Invest” refers to our current strategy of making new investments in companies we refer to as “BIOLOGY+.” We define BIOLOGY+ as our focus on emerging life science companies enabled by biology’s intersection with electronics, physics, materials science, chemistry, information technology, engineering and mathematics. We believe interdisciplinary innovation will be required in order to address many of the life science challenges of the future.

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To provide some background, in 2002, we focused our efforts investing in companies that were enabled at the nanoscale. Many of the disruptive scientific breakthroughs that are the basis of the transformative companies we build were occurring at the nanoscale. This focus permitted Harris & Harris Group to become a leader investing in this emerging space. Recent exits in companies such as BioVex Group, Inc., Solazyme, Inc., Crystal-IS, Inc. and Xradia, Inc. attest to our leadership position. Additionally, our interdisciplinary scientific backgrounds led us to identify interesting breakthroughs that were occurring ever more often at the intersection of different scientific disciplines.

Two things have become clear to us over the past five years. First, many of the most interesting scientific breakthroughs are occurring at the intersection of different scientific disciplines, usually with biology as one of these disciplines. Two, companies that intersect with healthcare or the life sciences are yielding increased venture capital returns. Thus, beginning in 2009, the majority of our investments have been in companies that we define as BIOLOGY+.

Currently, we plan to focus all our efforts on building new companies in our BIOLOGY+ thesis. Our team, with scientific backgrounds in chemistry, biochemical engineering, physics, genetics and material science, is uniquely qualified to identify, diligence and invest in these opportunities.

“Partner” refers to our strategy of partnering with corporations to build early-stage companies more efficiently and more intelligently. Partnering can take two forms. First, it can take the form it did in our recent investment in AgBiome, LLC where multiple financial venture capital firms partnered with multiple corporations to provide the initial funding for AgBiome. Additionally, AgBiome is partnering with these and other corporations on projects that will be funded through development partnerships. The second way to partner is for a corporation to partner directly with Harris & Harris Group with Harris & Harris Group managing a larger investment than it would invest on its own.

“Return” refers to returning shareholder value. If we execute on our plan over the next five years, we believe we have the potential to grow net asset value per share (“NAV”) significantly for our shareholders. We believe we will be in a position to create value for shareholders by increasing NAV and by potentially taking steps to reduce the number of shares outstanding. Additionally, as we execute on our strategy, we believe we will be in a position to consider both deemed dividends as well as cash dividends to our shareholders.

As we have stated in previous letters, we believe we have the necessary resources to execute on our plan over the coming years. As of June 30, 2013, we had $26 million in cash, U.S. Treasuries and receivables, with an additional $10 million in secondary liquidity comprised of our publicly traded securities. On July 18, 2013, the sale of Xradia provided an additional $12.8 million in cash and the potential for an additional $2.4 million in future cash payments during the coming year currently being held in escrow. In our last letter to shareholders we stated, “While we currently do not believe we will need to access the public markets for additional equity capital, we may explore non-dilutive ways to have access to additional capital if and when opportunities present themselves.”

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Towards that end, on September 30, 2013, we secured a $20 million credit facility from ORIX Corporate Capital, Inc. (“ORIX”). This credit facility replaces the $10 million facility we secured from TD Bank in February 2011. ORIX is a diversified financial conglomerate with substantial assets that has extensive experience working with venture capital firms and venture capital-backed companies through its ORIX Ventures unit. We believe this knowledge, combined with the quality of our portfolio companies and our investments in those companies enabled us to obtain a credit facility secured, in part, by our portfolio of primarily privately held portfolio companies versus solely the cash security of our prior credit facility.

We believe this facility is beneficial for three primary reasons. First, we currently believe our existing portfolio of mid and late-stage companies will generate meaningful returns in the next two-to-three years. That said, the exact timing of these realizations is uncertain. We currently believe our strong balance sheet of liquid assets (that is, cash, U.S. Treasury securities and publicly traded securities) combined with this facility will allow us time and capital resources to realize these meaningful returns without any compromise in the rate of deployment of capital into investment opportunities that have the potential to build value for Harris & Harris Group.

Second, as we have said historically, there are a substantial number of investment opportunities in existing and new portfolio companies that we believe have the potential to build value through increasing our future returns on investment. This loan facility expands our financial resources for making such investments without resulting in dilution to our shareholders through the issuance of additional shares of our common stock.

Third, this facility establishes a relationship between Harris & Harris Group and ORIX that could be beneficial to our portfolio companies, and thus Harris & Harris Group, in the future. Many of our portfolio companies secure lines of credit and other forms of access to capital. ORIX has the resources and capability to address many of these needs. We believe the combination of the financial and other resources of each of our firms will be a powerful

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collaboration that helps to build value in our portfolio companies, and thus value for Harris & Harris Group. We look forward to working with the team from ORIX on this facility and other opportunities of mutual interest.

We believe the validated potential of our existing portfolio, the exciting investment opportunities within our BIOLOGY+ thesis, our continued attention to finding corporate partners and our existing strong balance sheet and access to capital put us in an ideal position to begin delivering value for our shareholders over the coming years. We duly note that the length of our investment horizon and our focus on building companies from disruptive science has not been in favor in the public markets. However, we have always built Harris & Harris Group while being focused on building long-term value and providing a unique opportunity for public market investors to be part of building transformative companies. We have an investment thesis that is difficult to replicate. We have an investment team that will be difficult to replicate. We have demonstrated that we can build high-value, transformative companies. As we continue to exit our portfolio of companies where we have greater ownership and control, we believe our shareholders will see the rewards of our investment strategy. Thank you for your patience.

Douglas W. Jamison

Chairman, Chief Executive Officer
and Managing Director

September 30, 2013

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this letter.

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